EXHIBIT 23
INDEPENDENT AUDITORS' CONSENT

We consent to the inclusion in the Current Report on Form 8-K/A under the Securities Exchange Act of 1934 of Genta Incorporated dated November 4, 2003 of our report on the financial statements of Salus Therapeutics, Inc. as of and and for the year ended December 31, 2002 dated October 23, 2003 which is incorporated by reference in Registration Statements Nos. 33-72130, 33-58362, 333-3846, 333-35215, 333-40634, 333-50330 and 333-75134 of Genta Incorporated on Form S-3 and in Registration Statements Nos. 33-85887, 333-94181, 333-101022 of Genta Incorporated on Form S-8 under the Securities Act of 1933.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
November 4, 2003